CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of
Vanguard Institutional Index Funds of our reports dated February 13, 2019, relating to the financial statements and financial highlights, which appears in Vanguard Institutional Index Fund’s Annual
Report on Form N-CSR for the year ended December 31, 2018, and our report dated February 14, 2019, relating to the financial statements and financial highlights, which appears in Vanguard Institutional
Total Stock Market Index Fund’s Annual Report on Form N-CSR for the year ended December 31, 2018.
We also consent to the references to us under the headings “Financial Statements”, “Service Providers—
Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration
Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 24, 2019